Exhibit 5.1

[Letterhead of Cleary Gottlieb Steen & Hamilton LLP ]

March 15, 2012

Kraton Polymers LLC

Kraton Polymers Capital Corporation

15710 John F. Kennedy Blvd., Suite 300

Houston, TX 77032

Ladies and Gentlemen:

We have acted as counsel to Kraton Polymers LLC, a Delaware limited liability company (the “Company”), and Kraton Polymers Capital Corporation, a Delaware corporation (the “Co-Issuer” and, together with the Company, the “Issuers”) in connection with the Issuers’ preparation of a registration statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the offering from time to time by the Company of its 6.75% Senior Notes due 2019 (the “Securities”). The Securities are fully and unconditionally guaranteed by each of the guarantors listed in the Registration Statement (the “Guarantors” and, together with the Issuers, the “Registrants”). The Securities will be issued under an indenture dated as of February 11, 2011 (the “Indenture”), among the Company, the Co-Issuer, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Indenture includes the guarantees of the Securities by the Guarantors (the “Guarantees”). The Securities being registered under the Registration Statement will have an indeterminate aggregate initial offering price and aggregate principal amount and will be offered on a continuous or delayed basis pursuant to the provisions of Rule 415 under the Securities Act.

In arriving at the opinions expressed below, we have reviewed the following documents:

(a)	an executed copy of the Indenture;

(b)	the Registration Statement; and

(c)	the form of the Securities included in the Indenture.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Issuers and the Guarantors and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinions expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified (i) the accuracy as to factual matters of each document we have reviewed and (ii) that the Securities will conform to the form thereof that we have reviewed and will be duly authenticated in accordance with the terms of the Indenture.

Based on the foregoing and subject to the further assumptions and qualifications set forth below, it is our opinion that when the Securities, in the form included in the Indenture, have been duly executed by the each of the Issuers and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Issuers, (a) the Securities will be the valid, binding and enforceable obligations of each of the Issuers, entitled to the benefits of the Indenture and (b) the Guarantees will be the valid, binding and enforceable obligations of the Guarantors, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of any Registrant, (x) we have assumed that such Registrant and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Registrants regarding matters of the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware or the Limited Liability Company Act of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

In addition, (i) the waiver of defenses contained in Section 10.01 of the Indenture may be ineffective to the extent that any such waiver involves a matter of public policy under the law of the State of New York and (ii) the enforceability of indemnification provisions may be subject to public policy considerations.

The foregoing opinions are limited to the federal law of the United States of America, the law of the State of New York, the General Corporation Law of the State of Delaware and the Limited Liability Company Act of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the laws).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Registration Statement and the related prospectus included in the Registration Statement. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,

CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Duane McLaughlin
Duane McLaughlin, a Partner